Exhibit 99.1

Aytu BioSciences Completes Successful Warrant Tender Offer and Receives $2.2 Million from Exercise of Warrants

Englewood, CO – March 1, 2017 – Aytu BioScience, Inc. (OTCQX: AYTU), a specialty pharmaceutical company focused on global commercialization of novel products in the field of urology, today announced the successful completion of its tender offer to amend and exercise certain categories of existing warrants originally issued to investors participating in the company’s May 2016 and October 2016 financings. The tender offer expired at 11:59 P.M. Eastern Time on the evening of February 27, 2017.

The gross cash proceeds from the warrant exercises were approximately $2.2 million, with net cash proceeds, after deducting warrant solicitation agent fees and other estimated offering expenses, totaling approximately $2.0 million. Proceeds are anticipated to be used for working capital and general corporate purposes.

“We’re pleased with the broad support and participation in our warrant tender offer and are grateful to our loyal shareholders,” said Josh Disbrow, Chairman & Chief Executive Officer of Aytu. “This offering will provide additional capital to support our growth as we continue our commercialization plans and move forward with our recent launch of Natesto® in the U.S. and MiOXSYS® in key ex-U.S. markets around the world. The successful warrant tender also streamlines our capital structure and reduces the warrant liability recorded on our financial statements.”

As of the expiration date, an aggregate of 2,991,041 original warrants were tendered by their holders, inclusive of members of the Aytu management team and board of directors, and were amended and exercised in the tender offer at a temporarily reduced exercise price of $0.75 per share.

Joseph Gunnar & Co., LLC and Fordham Financial Management, Inc. assisted the company as warrant solicitation agents.

The complete terms of the tender offer were set forth in the Tender Offer Statement on Schedule TO and related exhibits, including the Offer to Amend and Exercise, filed with the Securities and Exchange Commission (the "SEC") on January 27, 2017, as amended. The warrants tendered were exercised pursuant to a prospectus filed with the SEC on February 10, 2017, as amended, under a post-effective amendment to the existing registration statements on Form S-1 (File Nos. 333-210144 and 333-213738), which was declared effective by the SEC on February 8, 2017. Copies of the Offer to Amend and Exercise, the prospectus and other related materials are available on the SEC's website, at www.sec.gov.

About Aytu BioScience, Inc.

Aytu BioScience is a commercial-stage specialty pharmaceutical company focused on global commercialization of novel products in the field of urology. The company currently markets three products: Natesto®, the first and only FDA-approved nasal formulation of testosterone for men with hypogonadism (low testosterone, or “Low T”), ProstaScint® (capromab pendetide), the only FDA-approved imaging agent specific to prostate specific membrane antigen (PSMA) for prostate cancer detection and staging, and Primsol® (trimethoprim hydrochloride), the only FDA-approved trimethoprim-only oral solution for urinary tract infections. Additionally, Aytu is developing MiOXSYS®, a novel, rapid semen analysis system with the potential to become a standard of care for the diagnosis and management of male infertility caused by oxidative stress. MiOXSYS is commercialized outside the U.S. where it is a CE Marked, Health Canada cleared product, and Aytu is conducting U.S.-based clinical trials in pursuit of 510k medical device clearance by the FDA. Aytu’s strategy is to continue building its portfolio of revenue-generating urology products, leveraging its focused commercial team and expertise to build leading brands within well-established markets. For more information visit aytubio.com.

Forward Looking Statement

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, or the Exchange Act. All statements other than statements of historical facts contained in this presentation, including statements regarding our anticipated future clinical and regulatory events, future financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. Forward looking statements are generally written in the future tense and/or are preceded by words such as “may,” “will,” “should,” “forecast,” “could,” “expect,” “suggest,” “believe,” “estimate,” “continue,” “anticipate,” “intend,” “plan,” or similar words, or the negatives of such terms or other variations on such terms or comparable terminology. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others: risks relating to gaining market acceptance of our products, obtaining reimbursement by third-party payors, the potential future commercialization of our product candidates, the anticipated start dates, durations and completion dates, as well as the potential future results, of our ongoing and future clinical trials, the anticipated designs of our future clinical trials, anticipated future regulatory submissions and events, our anticipated future cash position and future events under our current and potential future collaborations. We also refer you to the risks described in “Risk Factors” in Part I, Item 1A of Aytu BioScience, Inc.’s Annual Report on Form 10-K and in the other reports and documents we file with the Securities and Exchange Commission from time to time.

Contact for Investors & Media:

PCG Advisory Group

Stephanie Prince, Managing Director

sprince@pcgadvisory.com

(646) 762-4518